As filed with the Securities and Exchange Commission on April 10, 1996.
                                                      Registration No. 333-02247


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 1
                                       to
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             UNITED STATIONERS INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                  2200 EAST GOLF ROAD             36-3141189
(State or other jurisdiction  DES PLAINES, ILLINOIS 60016-1267  (I.R.S. Employer
    of incorporation or                (847) 699-5000            Identification
       organization)         (Address, including ZIP code, and         No.)
                              telephone number, including area
                               code, of registrant's principal
                                     executive offices)


         THOMAS W. STURGESS                                 Copies to:
       CHAIRMAN OF THE BOARD
       UNITED STATIONERS INC.                             MARY R. KORBY
        2200 EAST GOLF ROAD                         WEIL, GOTSHAL & MANGES LLP
  DES PLAINES, ILLINOIS 60016-1267                100 CRESCENT COURT, SUITE 1300
          (847) 699-5000                            DALLAS, TEXAS 75201-6950
(Name,address, including ZIP code, and
 telephone number, including area code,
      of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

        The combined prospectus contained herein pursuant to Rule 429(a) under the Securities Act of 1933, as amended, relates to the earlier Registration Statement on Form S-3 of United Stationers Inc., Registration No. 33-62739.

PROSPECTUS



                                2,035,243 SHARES


                             UNITED STATIONERS INC.

                                  COMMON STOCK

                           (PAR VALUE $0.10 PER SHARE)

                              ---------------------


     TO BE OFFERED BY HOLDERS OF THE COMMON STOCK OF UNITED STATIONERS INC.

                              ---------------------



        This Prospectus relates to the offering (the "Offering") from time to time of up to 2,035,243 shares (the "Shares") of common stock, par value $0.10 per share (the "Common Stock"), by the Selling Stockholders named herein under "Selling Stockholders," of United Stationers Inc. (the "Company"), certain shares of which have been or will be issued to the Selling Stockholders upon the exercise of warrants to purchase Common Stock or conversion of shares of Nonvoting Common Stock, $0.01 par value (the "Nonvoting Common Stock"), of the Company. The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement.


        The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. The sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. In addition, the Selling Stockholders may sell the Shares through customary brokerage channels and transactions in which the broker solicits purchasers. See "Plan of Distribution."


        As of the close of trading on April 8, 1996, the closing sale price of the Common Stock as quoted on the Nasdaq National Market was $20.00 per share. None of the proceeds from the sale of the Shares of Common Stock offered hereby will be received by the Company.


        FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 4.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.
                              ---------------------



                 The date of this Prospectus is April 12, 1996.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

        The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                             ----------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents (or specified portions thereof) filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-10653) or the Securities Act are incorporated in this Prospectus by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

        2. The description of the Company's Common Stock in Item 1 of the Company's Registration Statement on Form 8-A dated September 7, 1982; and

        3. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Common Stock.

        The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference, other than exhibits to such documents not specifically incorporated by reference. Requests for such copies should be directed to United Stationers Inc., 2200 East Golf Road, Des Plaines, Illinois 60016-1267, Attention: Investor Relations, telephone (847) 699-5000.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

        As used in this Prospectus, unless otherwise indicated or the context otherwise requires, references herein to the "Company" include (i) United Stationers Inc., its direct and indirect subsidiaries, including United Stationers Supply Co. ("USSC"), the principal operating subsidiary of the Company, and (ii) the business conducted by United Stationers Inc. ("United"), Associated Holdings, Inc. ("Associated") and Associated Stationers, Inc. ("ASI"), the operating subsidiary of Associated, prior to the merger of Associated with United and ASI with USSC on March 30, 1995 (collectively, the "Merger").

        The Company is the largest general line business products wholesaler in the United States, with 1995 pro forma net sales of $2.2 billion. The Company stocks and distributes the broadest and deepest product line in the industry, consisting of over 25,000 items, including traditional office supplies, office furniture and desk accessories, computer supplies, peripherals and hardware and facilities management supplies. the Company markets its products primarily through catalogs with a total annual circulation of more than 7.5 million copies, including a general line office products catalog that has more than 900 pages. The Company supplements its general line catalog with several specialized catalogs and related marketing programs designed for the office products, office furniture, computer products, facilities management and supplies and certain other specialty markets. The Company purchases its products from more than 450 manufacturers who rely on it to inventory, market and distribute their products efficiently to a broad range of approximately 12,000 resellers, consisting primarily of office products dealers (including commercial, contract and retail), computer resellers, office furniture dealers, office products superstores, mailorder companies and mass merchandisers.

        United's operating subsidiary, USSC, began operations in 1922 under the name Utility Supply Company, and has operated under its current name since 1960. In June 1992, United acquired Stationers Distributing Company, Inc. ("SDC"), a privately held office products wholesaler. SDC was based in Fort Worth, Texas, and operated 22 distribution facilities throughout the continental United States. Prior to such acquisition, SDC had annual revenues of more than $400 million. Associated was formed in January 1992 by an investor group led by Wingate Partners, L.P. to effect the acquisition (the "Associated Transaction") of the wholesale office products division of Boise Cascade Office Products Corporation. To further its geographical presence and increase market share, in October 1992 Associated acquired Lynn-Edwards Corp., a privately held office products wholesaler based in Sacramento, California.

        On March 30, 1995, Associated purchased 92.5% of the then-outstanding shares of preMerger United common stock for approximately $266.6 million in the aggregate pursuant to a tender offer (the "Tender Offer"). Immediately thereafter, Associated merged with and into United, and ASI merged with and into USSC, with the Company and USSC continuing as the respective surviving corporation (the "Merger" and, collectively with the Tender Offer, the "Acquisition"). As a result of share conversions in the Merger, immediately after the Merger, (i) the former holders of common stock and common stock equivalents of Associated owned shares of Common Stock and warrants or options to purchase shares of Common Stock constituting in the aggregate approximately 80% of the shares of Common Stock on a fully diluted basis, and (ii) holders of pre-Merger United common stock owned in the aggregate approximately 20% of the shares of Common Stock on a fully diluted basis. As a result of the Merger, USSC assumed $430 million of indebtedness incurred by ASI in connection with the Acquisition. In order to refinance a portion of such indebtedness, USSC subsequently sold $150 million aggregate principal amount of its 12 3/4% Senior Subordinated Notes due 2005 (the "Notes").

        The principal executive offices of the Company are located at 2200 East Golf Road, Des Plaines, Illinois 60016-1267, telephone number (847) 699-5000.

                                  RISK FACTORS

        The following risk factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered hereby.

COMPETITION

        The Company operates in a highly competitive environment. The Company competes with office products manufacturers and with other national, regional and specialty wholesalers of office products, office furniture, computer products and related items. Some of such competitors are larger than the Company and have greater financial and other resources available to them than does the Company, and there can be no assurance that the Company can continue to compete successfully with such competitors. Increased competition in the office products industry, together with increased advertising, has heightened price awareness among end-users. As a result, purchasers of commodity office products have been extremely price sensitive, and therefore the Company has increased its efforts to market to resellers the continuing advantages of its competitive strengths (as compared to those of manufacturers and other wholesalers), such as marketing and catalog programs, speed of delivery, and the ability to offer resellers on a "one-stop shop" basis a broad line of business products from multiple manufacturers with lower minimum order quantities. In addition, such heightened price awareness has led to margin pressure on commodity office products. In the event that such a trend continues, the Company's profit margins could be adversely affected.

CONSOLIDATION

        Consolidation continues throughout all levels of the office products industry. Consolidation of commercial dealers and contract stationers has resulted in (i) an increased ability of those resellers to buy goods directly from manufacturers on their own or through their participation in buying groups and (ii) fewer independent resellers to purchase from wholesalers. In addition, over the last decade, office products superstores (which largely buy directly from manufacturers) have entered virtually every major metropolitan market. Continuing consolidation could adversely affect the Company's financial results.

SUBSTANTIAL LEVERAGE

        As a result of the Acquisition, the Company has significant debt and debt service obligations. The degree to which the Company is leveraged could have important consequences, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; (iii) the Company may be more vulnerable to economic downturns, may be limited in its ability to withstand competitive pressures and may have reduced flexibility in responding to changing business and economic conditions; and (iv) fluctuations in market interest rates will affect the cost of the Company's borrowings to the extent not covered by interest rate hedge agreements because interest under the Credit Facilities (as hereinafter defined) are payable at variable rates.

ABILITY TO SERVICE DEBT

        The Company's ability to service its indebtedness will be dependent on its future performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company believes that, based upon current levels of operations, it should be able to meet its debt service obligations when due. If, however, the Company were unable to service its indebtedness, it would be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital (which may substantially dilute the ownership interest of holders of Common Stock). There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

        The Indenture (the "Indenture") governing the $150 million in aggregate principal amount of Notes of USSC and the credit agreement (the "Credit Agreement") governing the Company's senior credit facilities (the "Credit Facilities") contain numerous restrictive covenants that limit the discretion of management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments, investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. The Credit Agreement also contains a number of financial covenants that require the Company to meet certain financial ratios and tests. A failure to comply with the obligations in the Credit Agreement or the Indenture could result in an event of default under the Credit Agreement, or an event of default under the Indenture, which, if not cured or waived, could permit acceleration of the indebtedness thereunder and acceleration of indebtedness under other instruments that may contain crossacceleration or cross-default provisions which could have a material adverse effect on the Company.

CHANGING END-USER DEMANDS

        The Company's sales and profitability are largely dependent on its ability to continually enhance its product offerings to meet changing end-user demands. End-users' traditional demands for office products have changed over the last several years as a result of, among other things, the widespread use of computers and other technological advances (resulting in the elimination or reduction in use of traditional office supplies), efforts by various businesses to establish "paperless" work environments, increased recycling efforts and a trend toward non-traditional offices (such as home-offices). The Company's ability to continually monitor and react to such trends and changes in end-user demands will be necessary to avoid adverse effects on its sales and profitability. In addition, the Company's financial results could be adversely affected if and to the extent that end-user demand for a broad product selection or the need for overnight delivery were to substantially diminish or end-user demand for a higher proportion of low margin products were to substantially increase.

IMPACT OF CHANGING MANUFACTURERS' PRICES

        The Company maintains substantial inventories to accommodate the prompt service and delivery requirements of its customers. Accordingly, the Company purchases its products on a regular basis in an effort to maintain its inventory at levels that it believes to be sufficient to satisfy the anticipated needs of its customers based upon historic buying practices and market conditions. Although the Company has historically been able to pass through manufacturer price increases to its customers on a timely basis, competitive conditions will influence how much of future price increases can be passed on to the Company's customers. Conversely, when manufacturers' prices decline, lower sales prices could result in lower margins as the Company sells existing inventory. Changes in the prices paid by the Company for its products therefore could adversely affect the Company's net sales, gross margins and net income.

EFFECT OF CHANGES IN THE ECONOMY

        Demand for office products is affected by, among other things, white collar employment levels. Changes in the economy resulting in decreased white collar employment levels may therefore adversely affect the Company's operations and profitability. In addition, pricing and, to an extent, profitability of the Company's product offerings, generally decrease under deflationary economic conditions. Deflationary swings in the economy may therefore adversely affect the Company's profitability.

EFFECTS OF THE MERGER


        Changes to the Company's product selection, ordering systems, pricing, marketing strategies and personnel effected in connection with the Company's consolidation plan may adversely affect the Company's relationship with certain resellers in the future and thereby adversely affect the Company's financial performance. During the fiscal year ended December 31, 1995, the Company benefited from sales growth that had not been built into the Company's consolidation plan. However, as the Company had previously indicated, the Company believes that it will continue to experience a reduction in the rate of revenue growth following the Merger as a result of the loss of customers to competition. The Company anticipates that sales in the first quarter of 1996 will be level with the combined pre-Merger sales of United and Associated in the comparable period in 1995.


SERVICE INTERRUPTIONS

        Substantially all of the Company's shipping, warehouse and maintenance employees at certain of the Company's facilities in Chicago, Detroit, Philadelphia, Baltimore, Los Angeles, Minneapolis and New York City are covered by various collective bargaining agreements, which expire at various times during the next three years. Although the Company considers its relationships with its employees to be satisfactory, a prolonged labor dispute could have a material adverse effect on the Company's business (including its ability to deliver its products readily) as well as the Company's results of operations and financial condition. Although the Company has been able to maintain its service levels during past work stoppages by distributing to its customers from unaffected distribution centers, profitability has been reduced during such periods as a result of higher distribution costs. The Company's ability to receive and deliver products is largely dependent on the availability of trucks utilized by manufacturers and the Company. Therefore, the occurrence of a national trucking strike could also impair the Company's operations. The Company's service levels would also be affected in the event of an interruption in operation of its computers or telecommunications network on a company-wide scale for an extended period of time, although the Company has developed contingency plans to limit its exposure.

RESTRICTIONS ON PAYMENT OF DIVIDENDS

        The Company conducts its business through USSC and has no operations of its own. The primary asset of the Company is all of the capital stock of USSC. Consequently, the Company's sole source for cash from which to make dividend payments will be dividends distributed or other payments made to it by USSC. The right of the Company to participate in any distribution of earnings or assets of USSC is subject to the prior claims of the creditors of USSC. In addition, the Indenture and the Credit Agreement contain certain restrictive covenants, including covenants that restrict or prohibit USSC's ability to pay dividends and make other distributions to the Company. Any determination to declare and pay dividends will be made by the Board of Directors of the Company (the "Board of Directors") in light of the Company's earnings, financial position, capital requirements, credit agreements and such other factors as the Board of Directors deems relevant at the time.

DEPENDENCE ON KEY PERSONNEL

        The Company's success relies on the efforts and abilities of its executive officers and certain other key employees, particularly Mr. Thomas W. Sturgess, the Company's Chairman of the Board, President and Chief Executive Officer, Mr. Daniel H. Bushell, an Executive Vice President and the Chief Financial Officer of the Company, and Mr. Michael D. Rowsey and Mr. Steven R. Schwarz, each an Executive Vice President of the Company, the loss of any of whom could have a material adverse effect on the Company. The Company has entered into employment agreements having terms ranging from two to three years with the executive officers listed above. The Company currently does not have any "key man" life insurance for its key personnel.

POSSIBLE VOLATILITY OF STOCK PRICE

        As a result of the Acquisition, the number of publicly traded shares of Common Stock was reduced from approximately 37.2 million shares to approximately
2.8 million shares (in each case adjusted to give effect to the 100% stock dividend effective November 9, 1995). Consequently, the market price for Common Stock has been subject to greater volatility as a result of the reduced number of publicly traded shares. In addition, the market price for shares of the Common Stock has varied significantly and may be volatile depending on news announcements and changes in general market conditions. In particular, news announcements regarding quarterly or annual results of operations, competitive developments or litigation impacting the Company could cause significant fluctuations in the Company's stock price.

POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN DOCUMENTS

        The Company has available for issuance approximately 1.5 million shares of preferred stock, which the Board of Directors is authorized to issue, in one or more series, without any further action on the part of the Company's stockholders. Subject to limitations imposed by law or the Company's Restated Certificate of Incorporation (as amended from time to time, the "Charter"), the Board of Directors is empowered to determine the designation of and the number of shares constituting each series of preferred stock; the dividend rate for each series; the terms and conditions of any voting, conversion and exchange rights for each series; the amounts payable on each series upon redemption or the Company's liquidation, dissolution or winding-up; the provisions of any sinking fund for the redemption or purchase of shares of any series; and the preferences and the relative rights among the series of preferred stock. At the discretion of the Board of Directors, and subject to its fiduciary duties, the preferred stock could be used to deter any takeover attempt, by tender offer or otherwise. In addition, preferred stock could be issued with voting and conversion rights which could adversely affect the voting power and/or economic value to holders of Common Stock. The issuance of preferred stock could also result in a series of securities outstanding that would have preferences over the Common Stock with respect to dividends and in liquidation.

        The Company's Charter and Restated Bylaws (as amended from time to time, the "Bylaws") contain certain other provisions that may be deemed to have anti-takeover effects and may delay, deter or prevent a takeover attempt that a stockholder of the Company might consider to be in the best interests of the Company or its stockholders. In addition, the Indenture provides that, upon the occurrence of a change of control (which term includes the acquisition by any person or group of more than 50% of the voting power of the outstanding Common Stock or certain significant changes in the composition of the Board of Directors), the Company shall be obligated to offer to repurchase all outstanding Notes at a purchase price of 101% of the principal amount thereof. Such obligation, if it arose, could have a material adverse effect on the Company. Such provision could also delay, deter or prevent a takeover attempt.

INFLUENCE OF CERTAIN STOCKHOLDERS

        As of the date of this Prospectus, Wingate Partners, L.P. ("Wingate Partners"), Wingate Partners II, L.P. ("Wingate II"), Wingate Affiliates, L.P. ("Wingate Affiliates") and Wingate Affiliates II, L.P. ("Wingate Affiliates II" and, collectively with Wingate Partners, Wingate II and Wingate Affiliates, "Wingate"), Cumberland Capital Corporation ("Cumberland") and Mr. Daniel J. Good and certain of his affiliates beneficially own approximately 50.3%, 15.7% and 2.2%, respectively, of the outstanding shares of Common Stock. Four of the current nine directors of the Company are indirect general partners of Wingate Partners or Wingate II. In addition, Mr. Gary G. Miller, who is the President and a stockholder of Cumberland, and Mr. Good each serve as directors of the Company. Consequently, such persons and their affiliates have significant influence over the policies of the Company and any matter submitted to a stockholder vote.

IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

        Future sales by existing stockholders could adversely affect the prevailing market price of the Common Stock. Holders of approximately 7,741,492 shares of Common Stock are parties to a registration rights agreement whereby the Company must register such shares under the Securities Act at the request of a holder of at least 20% of such shares. Therefore, a large number of shares of Common Stock may be available for sale in the public market by such stockholders at various times. The sale of a large block of such shares, and the availability of additional large blocks for sale, could have an adverse effect on the prevailing market price of the Common Stock.

                                 USE OF PROCEEDS

        The proceeds from the sale of the Shares of Common Stock to which this Prospectus relates will be the property of the Selling Stockholders and will be utilized by them as they see fit. No part of the proceeds will be received by the Company.

                              SELLING STOCKHOLDERS


        The following table sets forth the name and relationship with the Company of each Selling Stockholder and the number of shares of Common Stock that each Selling Stockholder (i) owned of record as of April 8, 1996, (ii) the maximum number of shares of Common Stock which may be offered for the account of the Selling Stockholder under this Prospectus, and (iii) the amount and percentage of Common Stock to be owned by the Selling Stockholder after completion of the offering assuming the sale of all the Common Stock which may be offered hereunder.


=========================================================================================================
                                                                              Amount and Percentage
  Selling Security Holder's                          Maximum Number of           of Common Stock
     Name & Relationship        Shares Owned as of   Shares Which May Be           Owned After
         to Company             April 8, 1996(1)(2)  Offered Hereunder           the Offering(3)

                                                                             Amount       Percentage(4)
=========================================================================================================
Chase Manhattan Investment
Holdings, Inc.                        1,235,060          1,235,060           ---                *
- ---------------------------------------------------------------------------------------------------------
Arab Banking Corporation (B.S.C.)       164,451            164,451           ---                *
- ---------------------------------------------------------------------------------------------------------
The Long-Term Credit Bank of            173,449            173,449           ---                *
Japan, Ltd., Chicago Branch
- ---------------------------------------------------------------------------------------------------------
Wingate Partners, L.P.                4,491,163            171,802        4,319,361           32.0%
- ---------------------------------------------------------------------------------------------------------
Wingate Partners, II, L.P.            1,451,153            240,539        1,210,614            9.0%
- ---------------------------------------------------------------------------------------------------------
Wingate Affiliates, L.P.                 77,957              2,981           74,976             *
- ---------------------------------------------------------------------------------------------------------
Wingate Affiliates II, L.P.              25,549              4,157           21,392             *
- ---------------------------------------------------------------------------------------------------------
Daniel J. Good(5)                       204,918             42,804          162,114            1.2%
- ---------------------------------------------------------------------------------------------------------

 *      Less than 1%.

(1) The foregoing is based upon information provided by the persons described. At April 8, 1996, there were 11,446,306 shares of Common Stock outstanding. Except as otherwise noted, beneficial ownership includes sole voting and investment powers.

(2) Includes shares of Common Stock issuable upon exercise of all warrants to purchase Common Stock and conversion of all shares of Nonvoting Common Stock held by such Selling Stockholder.

(3) Assumes sale of all shares of Common Stock registered hereunder, although, to the Company's knowledge, none of the Selling Stockholders has made any arrangements to sell any shares of Common Stock at this time.

(4) For purposes of calculating the percentage of Common Stock owned by each Selling Stockholder, it was assumed that each Selling Stockholder had exercised all options, conversion rights or warrants by which such Selling Stockholder had the right, within 60 days following April 12, 1996, to acquire shares of Common Stock.

(5) Does not include (i) 363,899 shares of Common Stock held by Good Capital Co., Inc., of which Mr. Good is Chairman and a controlling Stockholder, and (ii) 8,426 warrants exercisable for shares of Common Stock and 18,086 shares of Common Stock owned by the Julie Good Mora Grantor Trust and 8,426 warrants exercisable for shares of Common Stock and 18,086 shares of Common Stock owned by the Laura Good Stathos Grantor Trust, each of which Mr. Good serves as trustee. Mr. Good disclaims beneficial ownership of all shares not owned by him of record. Mr. Good serves as a director of the Company.


        The Company will pay the expenses of registering the shares of Common Stock being sold hereunder which are estimated to be approximately $80,000.


        The following is a description of material relationships between the Company and the Selling Stockholders during the past three years:

VOTING TRUST AGREEMENT

        Prior to the Merger, substantially all shares of Associated common stock were held in a voting trust (the "Voting Trust") pursuant to the Voting Trust Agreement, dated as of January 31, 1992, as amended (the "Voting Trust Agreement"). As of the consummation of the Merger, the Voting Trust Agreement was amended to govern shares of Common Stock held by the parties thereto in substantially the same manner as such agreement previously governed shares of Associated common stock. The trustees of the Voting Trust are Thomas W. Sturgess, Frederick B. Hegi, Jr., James A. Johnson, Daniel J. Good and Gary G. Miller. The trustees of the Voting Trust hold all voting power to vote the shares of Common Stock held in the Voting Trust and may act by a majority vote of the trustees. The trustees agree to vote all of the shares of Common Stock held in trust to elect a board of directors of the Company with (i) a least one representative designated by Good Capital Co., Inc., (ii) at least one representative designated by ASI Partners, L.P., the sole general partner of which is Cumberland, (iii) at least one representative designated by certain former key executives of Associated and (iv) such number of directors that will represent a majority of the total number of directors designated by Wingate Partners. The Voting Trust terminates on January 31, 2005 or upon the consummation of an underwritten public offering of the shares of Common Stock which meets certain criteria specified in the Voting Trust Agreement. Messrs. Sturgess and Hegi are indirect general partners of Wingate Partners, Wingate II, Wingate Affiliates, and Wingate Affiliates II. Mr. Johnson is an indirect general partner of Wingate II and Wingate Affiliates II.

MANAGEMENT AGREEMENTS

        Pursuant to an Investment Banking Fee and Management Agreement dated as of January 31, 1992 among Associated, ASI and Wingate Partners, Wingate Partners provided certain financial advisory services to Associated and ASI in connection with the Associated Transaction in exchange for a one-time fee of $500,000 (which was paid in January 1992 upon the consummation of the Associated Transaction). The Company assumed the obligation of Associated under such agreement by operation of law as a result of the Merger and such agreement has been amended accordingly. Pursuant to the amended agreement, Wingate Partners has agreed to provide certain oversight and monitoring services to the Company and USSC and their subsidiaries in exchange for an annual fee of up to $725,000, payment (but not accrual) of which is subject to restrictions under the Credit Agreement related to certain Company performance criteria. Upon consummation of the Acquisition, the Company paid aggregate fees to Wingate Partners of $2.3 million for services rendered in connection therewith. Pursuant to the $350,000 annual fee limit previously in effect under such agreement, Wingate Partners earned an aggregate of $603,000, $350,000 and $210,000 with respect to each of the fiscal years ended 1995, 1994 and 1993, respectively, for such oversight and monitoring services. Under the amended agreement, the Company is obligated to reimburse Wingate Partners for its out-of-pocket expenses and indemnify Wingate Partners and its affiliates from loss in connection with these services. The agreement expires on January 31, 2002, provided that the agreement continues in effect on a year to year basis thereafter unless terminated in writing by one of the parties at least 180 days before the expiration of the primary term or any subsequent yearly term.

        Pursuant to an Investment Banking Fee and Management Agreement dated as of January 31, 1992 among Associated, ASI and Good Capital Co., Inc. ("Good Capital"), Good Capital provided financial advisory services to Associated and ASI in connection with the Associated Transaction in exchange for 31,480 shares of Associated common stock and 185 shares of Associated class A preferred stock. The Company assumed the obligations of Associated under such agreement by operation of law as a result of the Merger and such agreement has been amended accordingly. Pursuant to the amended agreement, Good Capital has agreed to provide certain oversight and monitoring services to the Company and USSC and their subsidiaries, in exchange for (i) an annual fee of up to $137,500, payment (but not accrual) of which is subject to restrictions under the Credit Agreement related to certain Company performance criteria and (ii) previously issued shares of Associated common stock converted pursuant to the Merger into 154,125 shares of Common Stock. Subject to certain exceptions, the issuance of such shares of Common Stock are subject to rescission if the agreement is terminated before January 31, 2002. Upon consummation of the Acquisition, the Company paid aggregate fees to Good Capital of $100,000 for services rendered in connection therewith. Pursuant to the $75,000 annual fee limit previously in effect under such agreement, Good Capital earned an aggregate of $129,000, $75,000 and $45,000 in each of the fiscal years ended 1995, 1994 and 1993, respectively, for such oversight and monitoring services. The Company is also obligated to reimburse Good Capital for its out-of-pocket expenses and indemnify Good Capital and its affiliates from loss in connection with these services. The agreement expires on January 31, 2002, provided that the agreement continues in effect thereafter on a year to year basis unless terminated in writing by one of the parties at least 180 days before the expiration of the primary term or any subsequent yearly term. Daniel J. Good is the chairman and a controlling stockholder of Good Capital.

CERTAIN INTERESTS OF CHASE BANK

        The Chase Manhattan Bank (National Association) ("Chase Bank"), an affiliate of Chase Manhattan Investment Holdings, Inc. ("CMIHI"), has certain interests in the Company in addition to its affiliate, Chase Securities, Inc. ("Chase Securities"), which served as the initial purchaser of the Notes and received a discount in the amount of $4.5 million. As a result of the sale of the Notes, CMIHI beneficially owned (as of March 29, 1996) approximately 9.7% of the shares of Common Stock outstanding as a result of its ownership of (i) warrants received in connection with the original Associated transaction that entitle CMIHI to purchase 476,067 shares of Common Stock for $0.10 per share,
(ii) 480,045 shares of Nonvoting Common Stock purchased or received in connection with the Acquisition and (iii) 278,949 shares of Nonvoting Common Stock transferred to CMIHI from preMerger holders of Associated common stock upon consummation of the sale of the Notes.

        Chase Securities served as financial advisor to Associated in connection with the Acquisition. Chase Bank is the agent and a lender under the Credit Facilities. In addition, in connection with the Tender Offer, Chase Securities served as dealer manager and Chase Bank served as depositary for tendered shares of Common Stock. A substantial portion of the net proceeds from the sale of the Notes were used to repay in full a credit facility, created in connection with the Acquisition, under which Chase Bank and an affiliate thereof were the lenders, and a portion of the remainder was used to prepay portions of a term loan under the Credit Facilities. In all such capacities, Chase Bank and its affiliates received an aggregate of approximately $23.3 million in fees (although certain of such fees were shared with other members of the lending groups) and had certain of their expenses reimbursed.

        Arab Banking Corporation also serves as a lender under the Credit Facilities.

                          DESCRIPTION OF CAPITAL STOCK


        The authorized capital stock of the Company consists of 46,500,000 shares, consisting of (a) 1,500,000 shares of a class designated as Preferred Stock, $0.01 par value ("preferred stock"), (b) 40,000,000 shares of a class designated as Common Stock, par value $0.10 per share (the "Common Stock"), and
(c) 5,000,000 shares of a class designated as Nonvoting Common Stock, $0.01 par value (the "Nonvoting Common Stock"). Of the authorized shares of capital stock, 11,446,306 shares of Common Stock, 758,994 shares of Nonvoting Common Stock and an aggregate of 15,862 shares of preferred stock, consisting of 5,000 shares of Series A Preferred Stock, $0.01 par value (the "Series A Preferred Stock"), and 10,862 shares of Series C Preferred Stock, $0.01 par value (the "Series C Preferred Stock" and, collectively with the Series A Preferred Stock, the "Preferred Stock"), were outstanding as of April 8, 1996. In addition, as of such date, dividends on the Series A Preferred Stock consisting of an aggregate of 2,600 shares of Series A Preferred Stock had accrued and not been paid, and employee stock options exercisable for an aggregate of 2,589,768 shares of Common Stock and warrants exercisable for an aggregate of 1,409,627 shares of Common Stock (or, with respect to 1,227,433 of such shares, Nonvoting Common Stock at the option of the holder) were outstanding.


COMMON STOCK



        Holders of shares of Common Stock and Nonvoting Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors and paid by the Company out of funds legally available therefor, subject to prior rights of outstanding shares of any preferred stock and certain restrictions under agreements governing the Company's indebtedness. In the event of any dissolution, liquidation or winding up of the Company, holders of shares of Common Stock and Nonvoting Common Stock are entitled to share ratably in assets remaining after payment of all liabilities and liquidation preferences, if any.


        Except as otherwise required by law, the holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. The holders of a majority of shares of Common Stock represented at a meeting of stockholders can elect all of the directors to be elected at such a meeting.


        Holders of shares of Common Stock have no preemptive, cumulative voting, subscription, redemption or conversion rights. The currently outstanding shares of Common Stock and Nonvoting Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock and Nonvoting Common Stock are subject to the rights of the Preferred Stock and any series of preferred stock which the Company may issue in the future. Shares of Nonvoting Common Stock are entitled to all rights granted to, and subject to all restrictions imposed on, shares of Common Stock, other than the right to vote. Subject to certain restrictions, shares of Nonvoting Common Stock are convertible at any time at the option of the holder thereof into shares of Common Stock for no additional consideration.


PREFERRED STOCK


        The following is a summary of the terms of Preferred Stock. Such summary does not purport to be complete and is qualified in its entirety by reference to the Company's Charter, a copy of which is available upon request to the Company. See "Available Information."


        Dividends. The holders of Series A Preferred Stock are entitled to receive dividends at a rate of 10% per annum applied to a dividend base per share of $1,000 (the "Dividend Base") payable on April 30, July 31, October 31 and January 31 (each a "Dividend Payment Date") of each year, subject as described below under "Description of Capital Stock - Preferred Stock
- - Dividend and Redemption Restrictions." If the Company fails to pay a dividend in cash on any Dividend Payment Date or fails to make any redemption payment when due, the dividend rate shall be retroactively increased to 13% per annum and shall remain at such rate until the failure is cured.


        The holders of Series C Preferred Stock are entitled to receive dividends at a rate of 9% per annum applied to the Dividend Base, payable on each Dividend Payment Date, subject as described below under "Description of Capital Stock - Preferred Stock - Dividend and Redemption Restrictions." In the event the Company fails to pay a dividend in cash on the Series C Preferred Stock on any Dividend Payment Date or fails to make any redemption payment in respect of the Series C Preferred Stock when due, the dividend rate thereon shall retroactively be increased to 10% per annum and shall remain at such rate until such failure is cured.


        The dividends on the Preferred Stock are cumulative and shall accrue, whether or not declared or restricted by the terms of any loan agreements and regardless of whether there are funds legally available for payment of the dividends. In the discretion of the Board of Directors of the Company, the dividends may be payable in cash or in additional shares of the same series of Preferred Stock. Dividends on the Series C Preferred Stock may be payable in additional shares of Series C Preferred Stock only for Dividend Payment Dates occurring on or prior to January 31, 1999.


        If at any time the Company fails to pay any dividends on the Dividend Payment Date or the Company fails to redeem the requisite number of shares of a series of Preferred Stock (the "Defaulted Series"), the Company shall not (a) declare or pay any dividend on any Junior Shares (as defined below) or make any payment on account of, or set apart money for, a sinking or other analogous fund, for the purchase, redemption or other retirement of any Junior Shares or make any distribution with respect thereto (other than in Junior Shares); (b) purchase any shares of a Defaulted Series (except for a consideration payable in Junior Shares) or redeem fewer than all of the shares of the Defaulted Series outstanding; or (c) permit any subsidiary of the Company to purchase any Junior Shares or permit any subsidiary to purchase fewer than all of the shares of the Defaulted Series then outstanding, unless, at the time of such dividend, payment, distribution, purchase or redemption, all accrued and unpaid dividends on shares of the Defaulted Series are contemporaneously paid in full in cash or additional shares of the Defaulted Series and all shares of the Defaulted Series which the Company so failed to redeem are contemporaneously redeemed.


        The Company also may not take any of the actions specified in (a), (b) or (c) in the previous paragraph in respect of the Series C Preferred Stock in excess of $1 million for all such actions unless at the time such action is taken: (i) the Company has redeemed for cash all shares of Series C Preferred Stock, if any, which have been issued to the holders of Series C Preferred Stock, respectively, as in-kind dividends; (ii) the Company and its wholly-owned subsidiaries, on a consolidated basis, have common equity computed in accordance with generally accepted accounting principles after giving effect to any purchases, redemptions, payments, distributions or disbursements under (a), (b) or (c) above, of at least $26 million; and (iii) if any such purchases, redemptions, payments, distributions or disbursements specified in (a), (b) or
(c) above are to be made on or after the dates required for redemptions of shares of Series C Preferred Stock specified below, then that portion of such Series C Preferred Stock so required to be redeemed as of such dates shall have been redeemed or otherwise retired. Notwithstanding the previous sentence, nothing in this paragraph limits the Company's obligation to make payments or disbursements for any amount it is obligated to pay under or pursuant to the terms of certain warrants to purchase Common Stock originally issued to certain of Associated's senior lenders; and nothing in this paragraph limits the Company or its subsidiaries from repurchasing shares of Common Stock or options to purchase shares of Common Stock held by any employee of the Company or its subsidiaries in connection with the termination of such employee's employment.

        Redemption. The Company will be required to redeem all shares of the Series A Preferred Stock on July 31, 1999 and to redeem the Series C Preferred Stock on January 31, 2002 each for the sum of $1,000 per share plus the aggregate of accrued and unpaid dividends to such date, subject to appropriate adjustments in the event of a stock split, reverse stock split or similar transaction (the "Redemption Price"), subject as described below under "Description of Capital Stock - Preferred Stock - Dividend and Redemption Restrictions." The Series C Preferred Stock redemptions will be required to be made in four quarterly installments on April 30, 2001, July 31, 2001, October 31, 2001 and January 31, 2002.


        In the event of a Cash-Out Event (as hereinafter defined) and, in such event, at the request of a holder of Preferred Stock, the Company will be required to redeem all of such holder's shares of Preferred Stock then outstanding at the Redemption Price, subject as described below under "Description of Capital Stock - Preferred Stock - Dividend and Redemption Restrictions." If pursuant to the sale or Change in Control (as hereinafter defined) of the Company, the holders of Shares receive cash, shares of Common Stock or common stock or other securities of any corporation that is the successor to substantially all of the business or assets of the Company or the ultimate parent of such successor which is (or will, upon distribution thereof, be) listed on the New York Stock Exchange or the American Stock Exchange, or approved for quotation on the Nasdaq National Market ("Marketable Securities") or a combination thereof, then, the Company may at its option and in lieu of the cash redemption described in the previous sentence, redeem the Preferred Stock by converting each share into cash, Marketable Securities or a combination thereof, in the same proportions received by the holders of shares of Common Stock, the value of which shall equal the Redemption Price. "Cash-Out Event" means the occurrence of a Business Sale, a Change in Control, a Qualified Public Offering or a Recapitalization. In the case of the Series C Preferred Stock, "Cash-Out Event" shall also include the expiration of the agreement between the Company and Affiliated Computer Services, Inc. providing for the furnishing of information systems services for the Company, or the early termination of such agreement for any reason other than termination of such agreement by Affiliated Computer Services, Inc. For purposes of the foregoing, "Business Sale" means a transaction or a series of transactions, whether effected by sale or exchange of securities or assets, merger or consolidation, or otherwise, that results in the sale of the Company or its business to any person (i) who, immediately prior to the contemplated transaction, does not own in excess of 5.0% of the shares of Common Stock on a fully diluted and converted basis (a "5.0% Owner"), (ii) who is not controlling, controlled by or under common control with the Company or any such 5.0% Owner and (iii) who is not the spouse or descendant of any such 5.0% Owner or a trust for the benefit of such 5.0% Owner or such other persons ("Independent Third Party") or group of Independent Third Parties, pursuant to which such Independent Third Party or group of Independent Third Parties would acquire (a) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Board of Directors of the Company or (b) all or substantially all of the Company's assets determined on a consolidated basis; "Change in Control" means an occurrence by which Wingate Partners and its affiliates and Cumberland and its affiliates shall have collectively sold or otherwise disposed of and received the pecuniary benefit of 33 1/3% of the shares of Common Stock legally or beneficially owned by them collectively as of January 31, 1992, subject to appropriate adjustment in the event of a stock split, reverse stock split or similar transaction and excluding any sales or other dispositions made by any of them to employees of the Company or of any of its subsidiaries of up to 10.0% of such holdings; "Qualified Public Offering" means a sale in a public offering or series of public offerings, registered under the Securities Act, of shares of Common Stock; provided, however, that such offering or series of offerings shall not be deemed to be a Qualified Public Offering unless such offering or offerings shall have resulted in (A)(i) public ownership of not less than 20.0% of the shares of Common Stock of the Company on a fully-diluted basis (which such shares of Common Stock are listed upon the New York Stock Exchange, the American Stock Exchange or are approved for quotation on the Nasdaq National Market), and (ii) such offering or offerings shall have resulted in receipt by the Company of aggregate cash proceeds

(after deduction of underwriter discounts and the costs associated with such offering or offerings) of at least $37.5 million, or (B) the holders of shares of Common Stock of the Company receive, as a result of such offering or offerings, cash, Marketable Securities or a combination thereof valued at not less than $1.0 million; and "Recapitalization" means a recapitalization of the Company pursuant to which the holders of shares of Common Stock of the Company receive cash, securities (other than shares junior to the Series C Preferred Stock), property or other assets and such consideration is valued at not less than $1.0 million.


        The Company may, at its option, redeem any portion or all of any series of the Preferred Stock outstanding at the Redemption Price. Any such redemption of shares of Series A Preferred Stock must be made ratably among the holders of Series A Preferred Stock, and any redemption of shares of Series C Preferred Stock must be made ratably among the holders of Series C Preferred Stock.


        Exchange Notes. Provided the Company has paid all accrued dividends on the outstanding shares of Series A Preferred Stock, the Company may redeem all shares of Series A Preferred Stock then outstanding in exchange for subordinated notes that shall have a maturity date of July 31, 1999 and shall bear interest at the rate of 10.0% for interest paid in cash or 13.0% for interest paid in kind ("Series A Exchange Notes"). The Series A Exchange Notes issued to each holder shall be in an aggregate principal amount equal to the Redemption Price.


        Provided the Company has redeemed any outstanding shares of Series A Preferred Stock and has paid all accrued dividends on the outstanding shares of Series C Preferred Stock, the Company may redeem all shares of Series C Preferred Stock in exchange for subordinated notes (the "Series C Exchange Notes"). The Series C Exchange Notes will mature on January 31, 2002, with any payments on the Series C Exchange Notes to be in four equal installments on April 30, 2001, July 31, 2001, October 31, 2001, and January 31, 2002. The
Series C Exchange Notes shall bear interest at the rate of 11.0% for interest paid in cash or 12.0% for interest paid in kind. The Series C Exchange Notes issued to each holder shall be in an aggregate principal amount equal to the Redemption Price of the redeemed shares.


        Payments on the Series A and Series C Exchange Notes will be subordinated to any obligations of the Company for borrowed money (including all amounts owing under the Credit Facilities) and the Series C Exchange Notes will be subordinated to Series A Exchange Notes.


        Voting Rights. Holders of shares of Preferred Stock generally will have no voting rights. However, the Company shall not, without the affirmative vote or written consent of the holders of at least 51.0% of all outstanding shares of a series of Preferred Stock voting separately as a series (the "Affected Series") (a) amend any provision of the certificate of incorporation or bylaws of the Company in any manner which adversely (and, in the case of the Series A Preferred Stock only, materially) affects the relative rights, preferences, qualifications, powers, limitations or restrictions of the Affected Series; (b) either (i) in the case of Series A Preferred Stock, increase the authorized number of shares of Preferred Stock, or authorize, issue or otherwise create securities convertible into any shares of capital stock of the Company other than Junior Shares, or (ii) in the case of Series C Preferred Stock, increase the authorized number of shares of capital stock of the Company, or authorize, issue or otherwise create securities convertible into any shares of capital stock of the corporation other than Series A (only for purposes of paying dividends in kind on Series A Preferred Stock), or Series C Preferred Stock, Common Stock or Junior Shares; or (c) voluntarily effect any reclassification of the Affected Series.


        Whenever dividends on any series of Preferred Stock are in arrears in an amount equal to at least six quarterly dividends (an "Impaired Series"), (i) the number of members of the Board of

Directors of the Company shall be increased by one for each Impaired Series and
(ii) the holders of each Impaired Series (voting separately as a series) will have the exclusive right to vote for and elect one additional director of the Company. The right of the Impaired Series to vote for an additional director shall terminate when all accrued and unpaid dividends on the Impaired Series have been declared and paid in cash or in-kind or set apart for payment.


        Liquidation Preferences. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of the Preferred Stock shall be entitled to receive an amount equal to the Redemption Price of such shares held by them in preference to and in priority over any distributions upon Junior Shares. If the assets of the Company are not sufficient to pay in full the Redemption Price to holders of Series A Preferred Stock, the holders of all such shares shall share ratably (to the exclusion of any other holders of capital stock) in such distribution of assets. If the assets of the Company are not sufficient to pay in full the Redemption Price to holders of Series C Preferred Stock, after payment in full of the Redemption Price of the Series A Preferred Stock, the holders of all such shares shall share ratably (to the exclusion of any other holders of capital stock) in such distribution of assets.


        "Junior Shares" means with respect to the priority of any class or series of Preferred Stock, shares of Common Stock or shares of any other series or class of Preferred Stock of the Company which are designated as junior to such series in the Company's certificate of incorporation or any amendment thereto, or in the resolution designating the class or series of such Preferred Stock and any warrants, options or other rights to acquire or purchase such securities. The shares of Series C Preferred Stock are Junior Shares in relation to the Series A Preferred Stock. Any shares of additional preferred stock, regardless of designation, shall be deemed Junior Shares in relation to the Series A and Series C Preferred Stock.


        Dividend and Redemption Restrictions. Notwithstanding the foregoing, no dividend payment or redemption may be made with respect to any Preferred Stock if such payment or redemption would contravene the provisions of the Charter, the Debt Agreements or any law or regulation. "Debt Agreements" is defined to mean the Credit Facilities, the Indenture for the Notes and any agreements evidencing any renewal, extension, refinancing, refunding or replacement thereof.

                              PLAN OF DISTRIBUTION

        The shares may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. The sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.


                            VALIDITY OF COMMON STOCK

        The validity of the shares of Common Stock being offered herein is being passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas.

                                     EXPERTS

        The consolidated financial statements and schedule of United Stationers Inc. as of and for the year ended December 31, 1995, and the consolidated financial statements and schedule of United Stationers Inc. as of and for the seven months ended March 30, 1995, appearing in United Stationers Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and schedule of Associated as of December 31, 1994 and for the years ended December 31, 1994 and 1993 included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which are incorporated by reference in this Prospectus and the consolidated financial statements and schedule of United as of August 31, 1994 and 1993 and for the years ended August 31, 1994, 1993 and 1992 included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which are incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, as indicated in its reports with respect thereto, and are included by reference herein in reliance upon the authority of such firm as an expert in accounting and auditing.

================================================================================


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                                TABLE OF CONTENTS
                                                           Page


                 Available Information...................... 2
                 Incorporation of Certain Documents by
                          Reference......................... 2
                 The Company................................ 3
                 Risk Factors............................... 4
                 Use of Proceeds............................ 8
                 Selling Stockholders....................... 9
                 Description of Capital Stock............... 12
                 Plan of Distribution....................... 16
                 Validity of Common Stock................... 16
                 Experts ................................... 17



                                2,035,243 SHARES


                                     UNITED
                                 STATIONERS INC.



                                  COMMON STOCK
                           (PAR VALUE $0.10 PER SHARE)


                                   PROSPECTUS



                                April 12, 1996


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The estimated expenses payable by United Stationers Inc. (the "Company") in connection with the registration of the securities offered hereby, other than underwriting discounts and commissions, are as follows:


SEC filing fee..................................................         $6,278
NASD filing fee.................................................         16,500
Printing and engraving expenses.................................          2,000
Legal fees and expenses.........................................         25,000
Accounting fees and expenses....................................         25,000
Transfer agent and registrar fees...............................          2,000
Miscellaneous...................................................          1,000
                                                                         ------
        Total...................................................        $77,778


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Charter and Restated Bylaws of the Company provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware ("DGCL"). Pursuant to the provisions of Section 145 of the DGCL, the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal actions or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Indemnification is not available if such person has been adjudged to have been liable to the Company, unless and only to the extent the court in which such action was brought determines that, despite the adjudication of liability, but in view of all the circumstances, the person is reasonably and fairly entitled to indemnification for such expenses as the court shall deem proper. The Company has the power to purchase and maintain insurance for such persons. The statutes also expressly provide that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

        The above discussion of the Charter and Restated Bylaws of the Company and of Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Charter and Restated Bylaws of the Company and the DGCL.

        The Company also carries director and officer liability insurance policies.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

Exhibit
  No.                                Description of Exhibit
  ---                                ----------------------

   4.1 -- Charter (Exhibit 3(a) to the Company's Annual Report on Form 10-K dated November 19, 1987)(4).

   4.2      -- Certificate of Ownership and Merger merging Associated into
            United(2).

   4.3      -- Restated Bylaws(1).


   5.1 -- Opinion of Weil, Gotshal & Manges LLP as to the validity of the securities registered hereby.*


   9.1 -- Voting Trust Agreement, dated as of January 31, 1992, among the Company, the stockholders party thereto and Messrs. Sturgess, Hegi, Miller, Good and Johnson, as voting trustees(1).

   9.2 -- First Amendment to Voting Trust Agreement, dated as of March 30, 1995, among the Company, the stockholders party thereto and Messrs. Sturgess, Hegi, Miller, Good and Johnson, as voting trustees(1).

   10.1 -- Credit Agreement, dated as of March 30, 1995, among USSC, the Company, certain Lenders named therein and The Chase Manhattan Bank (National Association) ("Chase Bank"), as Agent and Lender (Exhibit 4.A.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995)(4).

   10.2 -- Waiver and Amendment No. 1, dated as of April 13, 1995, among USSC, the Company, each of the lenders party thereto and Chase Bank
            (1).


   10.3 -- Waiver and Amendment No. 2, dated as of December 21, 1995, among the Company, USSC, each of the lenders party thereto and Chase Bank.*


   10.4 -- Assumption Agreement, dated as of March 30, 1995, among USSC, the Company and Chase Bank, as agent (included in Exhibit 10.1, Exhibit
            F).

   10.5 -- Form of Revolving Credit Note, issuable under the Credit Agreement (included in Exhibit 10.1, Exhibit A-I).

   10.6 -- Form of Tranche A Term Loan Note, issuable under the Credit Agreement (included in Exhibit 10.1, Exhibit A-2).

   10.7 -- Form of Tranche B Term Loan Note, issuable under the Credit Agreement (included in Exhibit 10.1, Exhibit A-3).

Exhibit
  No.                                Description of Exhibit
  ---                                ----------------------



   10.8 -- Security Agreement, dated as of March 30, 1995, between USSC and Chase Bank, as agent (included in Exhibit 10.1, Exhibit C).

   10.9 -- Form of Indenture of Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of March 30, 1995, by USSC in favor of Chase Bank (included in Exhibit 10.1, Exhibit E).

   10.10 -- Registration Rights Agreement, dated as of April 26, 1995, among the Company, USSC and Chase Securities, Inc.(1).

   10.11 -- Purchase Agreement, dated April 26, 1995, among the Company, USSC, and Chase Securities, Inc.(1).

   10.12 -- Registration Rights Agreement, dated as of January 31, 1992, between the Company and Chase Manhattan Investment Holdings, Inc. ("CMIHI") (included in Exhibit 10.15, Annex 2).

   10.13 -- Amendment No. 1 to Registration Rights Agreement, dated as of March 30, 1995, among the Company, CMIHI and certain other holders of Lender Warrants(1).

   10.14 -- Amended and Restated Registration Rights Agreement, dated as of March 30, 1995, among the Company, Wingate Partners, L.P. ("Wingate Partners"), Cumberland Capital Corporation ("Cumberland"), Good Capital Co., Inc. and certain other Company stockholders(1).

   10.15 -- Warrant Agreement, dated as of January 31, 1992, among the Company, USSC and CMIHI(1).

   10.16 -- Amendment No. 1 to Warrant Agreement, dated as of October 27, 1992, among the Company, USSC, CMIHI and the other parties thereto(1).


   10.17 -- Letter Agreement dated as of February 10, 1995, amending certain provisions of the Warrant Agreement, among the Company, USSC, CMIHI and the other parties thereto.*


   10.18 -- Amendment No. 2 to Warrant Agreement, dated as of March 30, 1995, among the Company, USSC, CMIHI and the other parties thereto(1).


   10.19 -- Amendment No. 3 to Warrant Agreement, dated as of July 28, 1995, among the Company, USSC, CMIHI and the other parties thereto.*



   10.20    -- Intentionally omitted.


   10.21 -- Warrant Agreement, dated as of January 31, 1992, between the Company and Boise Cascade Corporation(1).

   10.22 -- Amendment No. 1 to Warrant Agreement, dated as of March 30, 1995, between the Company and Boise Cascade Corporation(1).

Exhibit
  No.                                Description of Exhibit
  ---                                ----------------------


   10.23 -- Indenture, dated as of May 3, 1995, among USSC, the Company and The Bank of New York(1).

   10.24 -- First Supplemental Indenture, dated as of July 28, 1995, among USSC, the Company, and The Bank of New York(1).

   10.25 -- Investment Banking Fee and Management Agreements, dated as of January 31, 1992, among the Company, USSC and each of Wingate Partners, Cumberland and Good Capital Co., Inc.(1).

   10.26 -- Amendment No., 1 to Investment Banking Fee and Management Agreements, dated as of March 30, 1995, among USSC, the Company and each of Wingate Partners, Cumberland and Good Capital Co., Inc.(1).

   10.27    -- 1992 Management Stock Option Plan, dated as of January 31,
            1992(1).

   10.28 -- Amendment No. 1 to 1992 Management Stock Option Plan, dated as of March 30, 1995(1).

   10.29 -- Amendment No. 2 to 1992 Management Stock Option Plan, dated as of September 27, 1995(3).

   10.30 -- Letter agreements, dated January 31, 1992, between the Company (as successor-in-interest to Associated) and each of Michael D. Rowsey, Robert W. Eberspacher, Lawrence E. Miller, Daniel J. Schleppe, Duane J. Ratay and Daniel H. Bushell regarding grants of stock options(1).

   10.31 -- Amendment to Stock Option Grants, dated as of March 30, 1995, between the Company and each of Michael D. Rowsey, Robert W. Eberspacher, Lawrence E. Miller, Daniel J. Schleppe, Duane J. Ratay and Daniel H. Bushell(1).

   10.32 -- Forms of Stock Option Agreements dated October 2, 1995 granting options to certain management employees, subject to stockholder approval of Amendment No. 2 to Stock Option Plan(3).


   10.33 -- Form of Amendments to Stock Option Grants, dated September 29, 1995 between the Company and each of Michael D. Rowsey, Robert W. Eberspacher, Lawrence E. Miller, Daniel J. Schleppe and Daniel H. Bushell.*


   10.34 -- Stock Option Agreements dated as of January 1, 1996 between the Company and Thomas W. Sturgess, granting options subject to stockholder approval of Amendment No. 2 to Stock Option Plan(3).

   10.35 -- Executive Stock Purchase Agreements, dated as of January 31, 1992, among the Company, Wingate Partners, ASI Partners, L.P. and each of Michael D. Rowsey, Robert W. Eberspacher, Lawrence E. Miller and Daniel J. Schleppe(1).

Exhibit
  No.                                Description of Exhibit
  ---                                ----------------------


   10.36 -- First Amendments to Executive Stock Purchase Agreements, dated as of March 30, 1995, among the Company, Wingate Partners, ASI Partners, L.P. and each of Michael D. Rowsey, Robert W. Eberspacher, Lawrence E. Miller and Daniel J. Schleppe(1).

   10.37 -- Executive Bonus Plan (Exhibit 10(a)(i)(F) to the Company's Report on Form 10-K dated November 17, 1988)(4).

   10.38    -- Amendment to Executive Bonus Plan adopted February 13, 1995(2).

   10.39 -- Supplemental Benefits Plan as amended and restated as of July 13, 1988 (Exhibit 10(a)(H)(1) to the Company's Report on Form 10-K dated November 17, 1988)(4).

   10.40 -- Management Incentive Plan (Exhibit 10(a)(i)(L) to the Company's Report on Form 10-K dated November 17, 1988)(4).

   10.41 -- Amendment to Management Incentive Plan (Exhibit 10(a)(i)(C)(1) to the Company's Report on Form 10-K dated November 23, 1994)(4).

   10.42    -- Amendment to Management Incentive Plan adopted February 13,
            1995(2).


   10.43    -- Management Incentive Plan for period 4/1/95 through 12/31/95.*


   10.44    -- Management Incentive Plan for 1996.*


   10.45 -- Profit Share PluSavings Plan (Exhibit 10(a)(i)(F)(2)(f) to the Company's Report on Form 10-K dated November 20, 1989)(4).

   10.46 -- United Stationers Supply Co. Pension Plan as amended (See the Company's Reports on Form 10-K for the fiscal years ended August 31, 1985, 1986, 1987 and 1989)(4).

   10.47    -- Amendment to Pension Plan adopted February 10, 1995(2).

   10.48    -- One Time Merger Integration Bonus Plan(3).

   10.49 -- Employment Agreements, dated as of January 31, 1992, among the Company, USSC and each of Michael D. Rowsey, Robert W. Eberspacher, Lawrence E. Miller, Daniel J. Schleppe, Duane J. Ratay and Daniel H. Bushell(1).

   10.50 -- Amended and Restated Employment and Consulting Agreement dated April 15, 1993 among the Company, USSC and Joel D. Spungin (Exhibit 10(b) to the Company's Report on Form 10-K dated November 22,
            1993)(4).

   10.51 -- Amendment dated February 13, 1995 to the Amended and Restated Employment and Consulting Agreement among the Company, USSC and Joel
            D. Spungin(2).

Exhibit
  No.                                Description of Exhibit
  ---                                ----------------------


   10.52 -- Form of Employment and Consulting Agreement among the Company, USSC and certain officers (Exhibit 10(j) to the Company's Report on Form 10-K dated November 19, 1987)(4).

   10.53 -- Amendment dated February 13, 1995 to Employment and Consulting Agreement among the Company, USSC and Jerold A. Hecktman(2).

   10.54 -- Amendment dated February 13, 1995 to Employment and Consulting Agreement among the Company, USSC and Ted S. Rzeszuto(2).

   10.55 -- Amendment dated February 13, 1995 to Employment and Consulting Agreement among the Company, USSC and Otis H. Halleen(2).

   10.56 -- Amendment dated February 13, 1995 to Employment and Consulting Agreement among the Company, USSC and Robert H. Cornell(2).

   10.57 -- Amendment dated February 13, 1995 to Employment and Consulting Agreement among the Company, USSC and Steven R. Schwarz(2).

   10.58 -- Employment and Consulting Agreement dated March 1, 1990 between the Company, USSC and Jeffrey K. Hewson (Exhibit 10(1) to the Company's Report on Form 10-K dated November 20, 1990)(4).

   10.59 -- Amendment dated April 10, 1991 of Employment and Consulting Agreement between the Company, USSC and Jeffrey K. Hewson (Exhibit 10(1)(i) to the Company's Report on Form 10-K dated November 25,
            1991)(4).

   10.60 -- Amendment dated September 1, 1994 of Hewson Employment and Consulting Agreement (Exhibit 10(e)(ii) to the Company's Report on Form 10-K dated November 23, 1994)(4).

   10.61 -- Amendment to Employment and Consulting Agreement dated February 13, 1995 between the Company, USSC and Jeffrey K. Hewson(2).

   10.62 -- Amendment dated May 25, 1995 to Employment and Consulting Agreement between the Company, USSC and Jeffrey K. Hewson(3).

   10.63 -- Severance Agreement between the Company, USSC and James A. Pribel dated February 13, 1995(2).

   10.64 -- Letter Agreement dated February 13, 1995 between the Company and Ergin Uskup(2).

   10.65 -- Amendment dated August 30, 1995 to Employment and Consulting Agreement between the Company, USSC and Steven R. Schwarz(3).

   10.66 -- Amendment dated August 30, 1995 to Employment and Consulting Agreement between the Company, USSC and Ted S. Rzeszuto(3).

Exhibit
  No.                                Description of Exhibit
  ---                                ----------------------

   10.67 -- Employment Agreements dated October 1, 1995 between USSC and each of Daniel H. Bushell, Michael D. Rowsey, Steven R. Schwarz, Robert
            H. Cornell, Ted S. Rzeszuto, and Al Shaw(3).

   10.68    -- Employment Agreement dated November 1, 1995 between USSC and Otis
            H. Halleen(3).

   10.69 -- Employment Agreement dated as of January 1, 1996 between the Company, USSC and Thomas W. Sturgess(3).

   10.70 -- Deferred Compensation Plan (Exhibit 10(f) to the Company's Annual Report on Form 10-K dated October 6, 1994)(4).

   10.71 -- Consulting Agreement dated October 1, 1995 between the Company and Jeffrey K. Hewson(3).

   10.72 -- Letter Agreement dated November 29, 1995 granting shares of restricted stock to Joel D. Spungin(3).


   10.73 -- Option Agreement dated November 29, 1995 between the Company and Jeffrey K. Hewson.*


   10.74 -- Lease Agreement, dated as of March 4, 1988, between Crow-Alameda Limited Partnership and Stationers Distributing Company, Inc., as amended(1).

   10.75 -- Industrial Real Estate Lease, dated as of May 17, 1993, among Majestic Realty Co. and Patrician Associates, Inc., as landlord, and United Stationers Supply Co., as tenant(1).

   10.76 -- Standard Industrial Lease, dated as of March 15, 1991, between Shelley B. & Barbara Detrik and Lynn Edwards Corp.(1).

   10.77 -- Lease Agreement, dated as of January 12, 1993, as amended, among Stationers Antelope Joint Venture, AVP Trust, Adon V. Panattoni and Yolanda M. Panattoni, as landlord, and United Stationers Supply Co., as tenant(1).

   10.78 -- Lease, dated as of February 1, 1993, between CMD Florida Four Limited Partnership and United Stationers Supply Co., as amended(1).

   10.79 -- Standard Industrial Lease, dated March 2, 1992, between Carol Point Builders I and Associated Stationers, Inc.(1).

   10.80 -- Lease, dated March 22, 1973, between National Boulevard Bank of Chicago, as trustee under Trust Agreement dated March 15, 1973 and known as Trust No. 4722, and United Supply Company, as amended(1).

Exhibit
  No.                                Description of Exhibit
  ---                                ----------------------


   10.81 -- Lease Agreement, dated July 20, 1993, between OTR, acting as the duly authorized nominee of the Board of the State Teachers Retirement System of Ohio, and United Stationers Supply Co., as amended(1).

   10.82 -- Lease Agreement, dated as of December 20, 1988, between Corporate Property Associates 8, L.P., and Stationers Distributing Company, Inc., as amended(1).

   10.83 -- Industrial Lease, dated as of February 22, 1988, between Northtown Devco and Stationers Distributing Company, as amended(1).

   10.84 -- Lease, dated as of April 17, 1989, between Isaac Heller and United Stationers Supply Co., as amended(1).

   10.85 -- Lease Agreement dated as of May 10, 1984, between Westbelt Business Park Joint Venture and Boise Cascade Corporation, as amended(1).

   10.86 -- Lease, dated as of January 19, 1981, between Propco, Inc. and Crown Zellerbach Corporation, as amended(1).

   10.87 -- Lease Agreement, dated as of August 17, 1981, between Gulf United Corporation and Crown Zellerbach Corporation, as amended(1).

   10.88 -- Lease Agreement, dated as of March 31, 1978, among Gillich O. Traughber and J.T. Cruin, Joint Venturers, and Boise Cascade Corporation, as amended(1).

   10.89 -- Lease Agreement, dated November 7, 1988, between Dalware II Associates and Stationers Distributing Company, Inc., as amended(1).

   10.90 -- Lease Agreement, dated November 7, 1988, between Central East Dallas Development Limited Partnership and Stationers Distributing Company, Inc., as amended(1).

   10.91 -- Lease Agreement, dated as of March 17, 1989, between Special Asset Management Company of Texas, Inc., and Stationers Distributing Company, Inc., as amended(1).

   10.92 -- Sublease, dated January 9, 1992, between Shadrall Associates and Stationers Distributing Company, Inc.(1).

   10.93 -- Industrial Lease, dated as of June 12, 19889, between Stationers Distributing Company, Inc. and Dual Asset Fund V, as amended(1).

   10.94 -- Lease Agreement, dated as of July , 1994, between Bettilyon Mortgage Loan Company and United Stationers Supply Co.(1).

   10.95 -- Agreement of Lease, dated as of January 5, 1994, between the Estate of James Campbell, deceased, and United Stationers Supply Co.(1).

Exhibit
  No.                                Description of Exhibit
  ---                                ----------------------


   10.96 -- Lease Agreement dated January 5, 1996 between Robinson Properties, L.P. and USSC.*

   10.97 -- Real Estate Agreement dated January 9, 1996 between USSC as seller and Seid Street, Ltd. as purchaser(3).

   10.98 -- Real Estate Agreement dated October 19, 1995 between USSC as seller and Boise Cascade Office Products Corporation as purchaser(3).

   10.99 -- Agreement for Data Processing Services, dated January 31, 1992, between USSC (as successor-in-interest to ASI) and Affiliated Computer Services, Inc.(1).

   10.100 -- Amended and Restated First Amendment to Agreement for Data Processing Services, dated as of August 29, 1995, between USSC and Affiliated Computer Services, Inc.(1).

   10.101 -- Form of Director's Agreement to Cash Out and Cancel Stock Options dated February 13, 1995 (Exhibit 10.53 to the Company's Report on Form 10-K dated June 27, 1995)(3).

   10.102 -- Form of Employee's Agreement to Cash Out and Cancel Stock Options dated February 13, 1995 (Exhibit 10.54 to the Company's Report on Form 10-K dated June 27, 1995)(4).

   10.103 -- US Employee Benefits Trust Agreement dated March 21, 1995 between the Company and American National Bank and Trust Company of Chicago as Trustee(2).

   10.104 -- USI Bonus Benefits Trust Agreement dated March 21, 1995 between the Company and American National Bank and Trust Company of Chicago as Trustee(2).

   10.105 -- Certificate of Insurance covering directors' and officers' liability insurance effective November 1, 1994 through November 1, 1995 (Exhibit 10.57 to the Company's Report on Form 10-K dated June 27, 1995)(4).

   10.106 -- Certificate of Insurance covering directors' and officers' liability insurance effective March 30, 1995 through March 30, 1996 (Exhibit 10.81 to Company's Form S-3 (No. 33-62739, as amended)(4).

   10.107   -- Amendment to Medical Plan Document for the Company(2).

   10.108   -- The Company Severance Plan, adopted February 10, 1995(2).

   10.109 -- Securities Purchase Agreement, dated as of July 28, 1995, among the Company, Boise Cascade, Wingate Partners, Wingate Partners II, L.P., Wingate Affiliates, L.P., Wingate Affiliates II, L.P., ASI Partners III, L.P., the Julie Good Mora Grantor Trust and the Laura Good Stathos Grantor Trust(1).

   10.110 -- Amendment to Stock Option Agreements dated February 23, 1996 between the Company and Thomas W. Sturgess(5).


   10.111 -- Amendment No. 3 to United Stationers Inc. Management Equity Plan, dated as of September 27, 1995(5).



   10.112 -- Amendment No. 2 to Stock Option Agreements dated March 5, 1996 between the Company and Thomas W. Sturgess(5).



   10.113 -- Amendment to Employment Agreement dated March 5, 1996 between the Company, USSC and Thomas W. Sturgess(5).


   21       -- Subsidiaries of the Company(3).

   23.1 -- Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5 to the Registration Statement).

   23.2     -- Consent of Ernst & Young LLP, independent auditors.*

   23.3 -- Consent of Arthur Andersen LLP, independent certified public accountants.*

   23.4 -- Consent of Arthur Andersen LLP, independent certified public accountants.*

   24.1 -- Powers of Attorney of directors and executive officers of the Registrant (Included on Page II-12 of this Registration Statement).**


- ---------------

*       Filed herewith.
**      Previously filed

(1) Incorporated by reference to the Company's Form S-1 (No. 33-59811), as amended, initially filed with the Commission on June 12, 1995.
(2) Incorporated by reference to the Company's Schedule 14D-9 dated February 21, 1995.
(3) Incorporated by reference to the Company's Form S-2 (No. 333-01089), as filed with the Commission on February 20, 1996.
(4) Incorporated by reference to other prior filings of the Company as indicated.

(5) Incorporated by reference to the Company's Annual Report on Form 10-K (File No. 0-10653) for the fiscal year ended December 31, 1995.


ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        1. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in Paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        5. That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY


        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines, State of Illinois, on April 9, 1996.



                                    UNITED STATIONERS INC.

                                    By: /s/ Daniel H. Bushell
                                       ----------------------------------------
                                            Daniel H. Bushell
                                            Executive Vice President,
                                            Chief Financial Officer and
                                            Assistant Secretary


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                               Title                         Date
- ---------                               -----                         ----



        *                          Chairman of the Board,         April 9, 1996
- -----------------------------      President and Chief
Thomas W. Sturgess                 Executive Officer (Principal
                                   Executive Officer)


/s/ Daniel H. Bushnell             Executive Vice President,     April 9, 1996
- -----------------------------      Chief Financial Officer and
Daniel H. Bushell                  Assistant Secretary
                                   (Principal Financial Officer)


          *                        Vice President, Controller    April 9, 1996
- ----------------------------       and Assistant Secretary
Ted S. Rzeszuto                    (Principal Accounting
                                   Officer)


          *                        Director                      April 9, 1996
- ----------------------------
Michael D. Rowsey


           *                       Director                      April 9, 1996
- ---------------------------
Frederick B. Hegi, Jr.


           *                       Director                      April 9, 1996
- ---------------------------
James A. Johnson


           *                       Director                      April 9, 1996
- ---------------------------
Jeffrey K. Hewson



 */s/ Daniel H. Bushel
- ---------------------------
Daniel H. Bushell
Attorney-in-Fact

                             UNITED STATIONERS INC.
                                INDEX TO EXHIBITS

                                                                      Sequential
Exhibit                                                                  Page
  No.                  Description of Exhibit                           Number
  ---                  ----------------------                           ------


4.1  --     Charter (Exhibit 3(a) to the Company's Annual Report on
            Form 10-K dated November 19, 1987)(4).

4.2  --     Certificate of Ownership and Merger merging Associated
            into United(2).

4.3  --     Restated Bylaws(1).


5.1  --     Opinion of Weil, Gotshal & Manges LLP as to the validity
            of the securities registered hereby.*


9.1  --     Voting Trust Agreement, dated as of January 31, 1992,
            among the Company, the stockholders party thereto and Messrs. Sturgess, Hegi, Miller, Good and Johnson, as voting trustees(1).

9.2  --     First Amendment to Voting Trust Agreement, dated as of
            March 30, 1995, among the Company, the stockholders party thereto and Messrs. Sturgess, Hegi, Miller, Good and
            Johnson, as voting trustees(1).

10.1 -- Credit Agreement, dated as of March 30, 1995, among USSC, the Company, certain Lenders named therein and Chase Bank, as Agent and Lender (Exhibit 4.A.1 to the Company's
            Quarterly Report on Form 10-Q for the quarter ended March 31, 1995)(4).

10.2 -- Waiver and Amendment No. 1, dated as of April 13, 1995, among USSC, the Company, each of the lenders party thereto and Chase Bank (1).


10.3 -- Waiver and Amendment No. 2, dated as of December 21, 1995, among the Company, USSC, each of the lenders party thereto and Chase Bank.*


10.4 -- Assumption Agreement, dated as of March 30, 1995, among USSC, the Company and Chase Bank, as agent (included in Exhibit 10.1, Exhibit F).

10.5 -- Form of Revolving Credit Note, issuable under the Credit Agreement (included in Exhibit 10.1, Exhibit A-I).

10.6 --     Form of Tranche A Term Loan Note, issuable under the
            Credit Agreement (included in Exhibit 10.1, Exhibit A-2).

10.7 --     Form of Tranche B Term Loan Note, issuable under the
            Credit Agreement (included in Exhibit 10.1, Exhibit A-3).

10.8 -- Security Agreement, dated as of March 30, 1995, between USSC and Chase Bank, as agent (included in Exhibit 10.1, Exhibit C).



                                       (i)

                                                                      Sequential
Exhibit                                                                  Page
  No.                    Description of Exhibit                         Number
  ---                    ----------------------                         ------

10.9 --     Form of Indenture of Mortgage, Assignment of Rents,
            Security Agreement and Fixture Filing, dated as of March 30, 1995, by USSC in favor of Chase Bank (included in Exhibit 10.1, Exhibit E).

10.10 --    Registration Rights Agreement, dated as of April 26,
            1995, among the Company, USSC and Chase Securities, Inc.(1).

10.11 --    Purchase Agreement, dated April 26, 1995, among the
            Company, USSC, and Chase Securities, Inc.(1).

10.12 -- Registration Rights Agreement, dated as of January 31, 1992, between the Company and CMIHI (included in Exhibit 10.15, Annex 2).

10.13 -- Amendment No. 1 to Registration Rights Agreement, dated as of March 30, 1995, among the Company, CMIHI and certain other holders of Lender Warrants(1).

10.14 -- Amended and Restated Registration Rights Agreement, dated as of March 30, 1995, among the Company, Wingate Partners, Cumberland, Good Capital Co., Inc. and certain other Company stockholders(1).

10.15 -- Warrant Agreement, dated as of January 31, 1992, among the Company, USSC and CMIHI(1).


10.16 -- Amendment No. 1 to Warrant Agreement, dated as of October 27, 1992, among the Company, USSC, CMIHI and the other parties thereto(1).


10.17 -- Letter Agreement dated as of February 10, 1995, amending certain provisions of the Warrant Agreement, among the Company, USSC, CMIHI and the other parties thereto.*


10.18 -- Amendment No. 2 to Warrant Agreement, dated as of March 30, 1995, among the Company, USSC, CMIHI and the other parties thereto(1).


10.19 -- Amendment No. 3 to Warrant Agreement, dated as of July 28, 1995, among the Company, USSC, CMIHI and the other parties thereto.*


10.20 --    Intentionally Omitted


10.21 -- Warrant Agreement, dated as of January 31, 1992, between the Company and Boise Cascade Corporation(1).

10.22 -- Amendment No. 1 to Warrant Agreement, dated as of March 30, 1995, between the Company and Boise Cascade
            Corporation(1).

10.23 --    Indenture, dated as of May 3, 1995, among USSC, the
            Company and The Bank of New York(1).

10.24 -- First Supplemental Indenture, dated as of July 28, 1995, among USSC, the Company, and The Bank of New York(1).

10.25 -- Investment Banking Fee and Management Agreements, dated as of January 31, 1992, among the Company, USSC and each of Wingate Partners, Cumberland and Good Capital Co., Inc.(1).

                                      (ii)

                                                                      Sequential
Exhibit                                                                  Page
  No.                    Description of Exhibit                         Number
  ---                    ----------------------                         ------


10.26 -- Amendment No., 1 to Investment Banking Fee and Management Agreements, dated as of March 30, 1995, among USSC, the Company and each of Wingate Partners, Cumberland and Good Capital Co., Inc.(1).

10.27 --    1992 Management Stock Option Plan, dated as of January
            31, 1992(1).

10.28 -- Amendment No. 1 to 1992 Management Stock Option Plan, dated as of March 30, 1995(1).

10.29 -- Amendment No. 2 to 1992 Management Stock Option Plan, dated as of September 27, 1995(3).

10.30 -- Letter agreements, dated January 31, 1992, between the Company (as successor-in-interest to Associated) and each of Michael D. Rowsey, Robert W. Eberspacher, Lawrence E.
            Miller, Daniel J. Schleppe, Duane J. Ratay and Daniel H. Bushell regarding grants of stock options(1).

10.31 -- Amendment to Stock Option Grants, dated as of March 30, 1995, between the Company and each of Michael D. Rowsey, Robert W. Eberspacher, Lawrence E. Miller, Daniel J. Schleppe, Duane J. Ratay and Daniel H. Bushell(1).

10.32 -- Forms of Stock Option Agreements dated October 2, 1995 granting options to certain management employees, subject to stockholder approval of Amendment No. 2 to Stock Option Plan(3).


10.33 --    Form of Amendments to Stock Option Grants, dated
            September 29, 1995 between the Company and each of Michael
            D. Rowsey, Robert W. Eberspacher, Lawrence E. Miller, Daniel
            J. Schleppe and Daniel H. Bushell.*


10.34 -- Stock Option Agreements dated as of January 1, 1996 between the Company and Thomas W. Sturgess, granting options subject to stockholder approval of Amendment No. 2 to Stock Option Plan(3).

10.35 --    Executive Stock Purchase Agreements, dated as of January
            31, 1992, among the Company, Wingate Partners, ASI Partners, L.P. and each of Michael D. Rowsey, Robert W. Eberspacher, Lawrence E. Miller and Daniel J. Schleppe(1).

10.36 -- First Amendments to Executive Stock Purchase Agreements, dated as of March 30, 1995, among the Company, Wingate Partners, ASI Partners, L.P. and each of Michael D. Rowsey, Robert W. Eberspacher, Lawrence E. Miller and Daniel J. Schleppe(1).

10.37 --    Executive Bonus Plan (Exhibit 10(a)(i)(F) to the
            Company's Report on Form 10-K dated November 17, 1988)(4).

10.38 --    Amendment to Executive Bonus Plan adopted February 13,
            1995(2).

                                      (iii)

                                                                      Sequential
Exhibit                                                                  Page
  No.                    Description of Exhibit                         Number
  ---                    ----------------------                         ------


10.39 -- Supplemental Benefits Plan as amended and restated as of July 13, 1988 (Exhibit 10(a)(H)(1) to the Company's Report on Form 10-K dated November 17, 1988)(4).

10.40 --   Management Incentive Plan (Exhibit 10(a)(i)(L) to the
           Company's Report on Form 10-K dated November 17, 1988)(4).

10.41 --   Amendment to Management Incentive Plan (Exhibit
           10(a)(i)(C)(1) to the Company's Report on Form 10-K dated November 23, 1994)(4).

10.42 --   Amendment to Management Incentive Plan adopted February
           13, 1995(2).


10.43 --   Management Incentive Plan for period 4/1/95 through
           12/31/95.*


10.44 --   Management Incentive Plan for 1996.*


10.45 -- Profit Share PluSavings Plan (Exhibit 10(a)(i)(F)(2)(f) to the Company's Report on Form 10-K dated November 20,
           1989)(4).

10.46 -- United Stationers Supply Co. Pension Plan as amended (See the Company's Reports on Form 10-K for the fiscal years ended August 31, 1985, 1986, 1987 and 1989)(4).

10.47 --   Amendment to Pension Plan adopted February 10, 1995(2).

10.48 --   One Time Merger Integration Bonus Plan(3).

10.49 -- Employment Agreements, dated as of January 31, 1992, among the Company, USSC and each of Michael D. Rowsey, Robert W. Eberspacher, Lawrence E. Miller, Daniel J. Schleppe, Duane J. Ratay and Daniel H. Bushell(1).

10.50 -- Amended and Restated Employment and Consulting Agreement dated April 15, 1993 among the Company, USSC and Joel D. Spungin (Exhibit 10(b) to the Company's Report on Form 10-K dated November 22, 1993)(4).

10.51 --   Amendment dated February 13, 1995 to the Amended and
           Restated Employment and Consulting Agreement among the
           Company, USSC and Joel D. Spungin(2).

10.52 --   Form of Employment and Consulting Agreement among the
           Company, USSC and certain officers (Exhibit 10(j) to the Company's Report on Form 10-K dated November 19, 1987)(4).

10.53 --   Amendment dated February 13, 1995 to Employment and
           Consulting Agreement among the Company, USSC and Jerold A.
           Hecktman(2).


                                      (iv)

                                                                      Sequential
Exhibit                                                                  Page
  No.                    Description of Exhibit                         Number
  ---                    ----------------------                         ------


10.54 --   Amendment dated February 13, 1995 to Employment and
           Consulting Agreement among the Company, USSC and Ted S.
           Rzeszuto(2).

10.55 --   Amendment dated February 13, 1995 to Employment and
           Consulting Agreement among the Company, USSC and Otis H.
           Halleen(2).

10.56 --   Amendment dated February 13, 1995 to Employment and
           Consulting Agreement among the Company, USSC and Robert H.
           Cornell(2).

10.57 --   Amendment dated February 13, 1995 to Employment and
           Consulting Agreement among the Company, USSC and Steven R.
           Schwarz(2).

10.58 -- Employment and Consulting Agreement dated March 1, 1990 between the Company, USSC and Jeffrey K. Hewson (Exhibit 10(1) to the Company's Report on Form 10-K dated November 20, 1990)(4).

10.59 --   Amendment dated April 10, 1991 of Employment and
           Consulting Agreement between the Company, USSC and Jeffrey
           K. Hewson (Exhibit 10(1)(i) to the Company's Report on Form 10-K dated November 25, 1991)(4).

10.60 -- Amendment dated September 1, 1994 of Hewson Employment and Consulting Agreement (Exhibit 10(e)(ii) to the Company's Report on Form 10-K dated November 23, 1994)(4).

10.61 --   Amendment to Employment and Consulting Agreement dated
           February 13, 1995 between the Company, USSC and Jeffrey K.
           Hewson(2).

10.62 -- Amendment dated May 25, 1995 to Employment and Consulting Agreement between the Company, USSC and Jeffrey K.
           Hewson(3).

10.63 --   Severance Agreement between the Company, USSC and James
           A. Pribel dated February 13, 1995(2).

10.64 --   Letter Agreement dated February 13, 1995 between the
           Company and Ergin Uskup(2).

10.65 --   Amendment dated August 30, 1995 to Employment and
           Consulting Agreement between the Company, USSC and Steven R. Schwarz(3).

10.66 --   Amendment dated August 30, 1995 to Employment and
           Consulting Agreement between the Company, USSC and Ted S.
           Rzeszuto(3).

10.67 -- Employment Agreements dated October 1, 1995 between USSC and each of Daniel H. Bushell, Michael D. Rowsey, Steven R. Schwarz, Robert H. Cornell, Ted S. Rzeszuto, and Al Shaw(3).

10.68 -- Employment Agreement dated November 1, 1995 between USSC and Otis H. Halleen(3).


                                       (v)

                                                                      Sequential
Exhibit                                                                  Page
  No.                    Description of Exhibit                         Number
  ---                    ----------------------                         ------


10.69 -- Employment Agreement dated as of January 1, 1996 between the Company, USSC and Thomas W. Sturgess(3).

10.70 --    Deferred Compensation Plan (Exhibit 10(f) to the
            Company's Annual Report on Form 10-K dated October 6,
            1994)(4).

10.71 -- Consulting Agreement dated October 1, 1995 between the Company and Jeffrey K. Hewson(3).

10.72 -- Letter Agreement dated November 29, 1995 granting shares of restricted stock to Joel D. Spungin(3).


10.73 --    Option Agreement dated November 29, 1995 between the
            Company and Jeffrey K. Hewson.*


10.74 --    Lease Agreement, dated as of March 4, 1988, between
            Crow-Alameda Limited Partnership and Stationers Distributing Company, Inc., as amended(1).

10.75 -- Industrial Real Estate Lease, dated as of May 17, 1993, among Majestic Realty Co. and Patrician Associates, Inc., as landlord, and United Stationers Supply Co., as tenant(1).

10.76 -- Standard Industrial Lease, dated as of March 15, 1991, between Shelley B. & Barbara Detrik and Lynn Edwards
            Corp.(1).

10.77 -- Lease Agreement, dated as of January 12, 1993, as amended, among Stationers Antelope Joint Venture, AVP Trust, Adon V. Panattoni and Yolanda M. Panattoni, as landlord, and United Stationers Supply Co., as tenant(1).

10.78 -- Lease, dated as of February 1, 1993, between CMD Florida Four Limited Partnership and United Stationers Supply Co., as amended(1).

10.79 -- Standard Industrial Lease, dated March 2, 1992, between Carol Point Builders I and Associated Stationers, Inc.(1).

10.80 -- Lease, dated March 22, 1973, between National Boulevard Bank of Chicago, as trustee under Trust Agreement dated March 15, 1973 and known as Trust No. 4722, and United Supply Company, as amended(1).

10.81 -- Lease Agreement, dated July 20, 1993, between OTR, acting as the duly authorized nominee of the Board of the State Teachers Retirement System of Ohio, and United Stationers Supply Co., as amended(1).

10.82 -- Lease Agreement, dated as of December 20, 1988, between Corporate Property Associates 8, L.P., and Stationers
            Distributing Company, Inc., as amended(1).


                                      (vi)

                                                                      Sequential
Exhibit                                                                  Page
  No.                    Description of Exhibit                         Number
  ---                    ----------------------                         ------


10.83 -- Industrial Lease, dated as of February 22, 1988, between Northtown Devco and Stationers Distributing Company, as amended(1).

10.84 -- Lease, dated as of April 17, 1989, between Isaac Heller and United Stationers Supply Co., as amended(1).

10.85 --    Lease Agreement dated as of May 10, 1984, between
            Westbelt Business Park Joint Venture and Boise Cascade Corporation, as amended(1).

10.86 -- Lease, dated as of January 19, 1981, between Propco, Inc. and Crown Zellerbach Corporation, as amended(1).

10.87 --    Lease Agreement, dated as of August 17, 1981, between
            Gulf United Corporation and Crown Zellerbach Corporation, as amended(1).

10.88 --    Lease Agreement, dated as of March 31, 1978, among
            Gillich O. Traughber and J.T. Cruin, Joint Venturers, and Boise Cascade Corporation, as amended(1).

10.89 --    Lease Agreement, dated November 7, 1988, between Dalware
            II Associates and Stationers Distributing Company, Inc., as amended(1).

10.90 -- Lease Agreement, dated November 7, 1988, between Central East Dallas Development Limited Partnership and Stationers Distributing Company, Inc., as amended(1).

10.91 --    Lease Agreement, dated as of March 17, 1989, between
            Special Asset Management Company of Texas, Inc., and
            Stationers Distributing Company, Inc., as amended(1).

10.92 --    Sublease, dated January 9, 1992, between Shadrall
            Associates and Stationers Distributing Company, Inc.(1).

10.93 --    Industrial Lease, dated as of June 12, 19889, between
            Stationers Distributing Company, Inc. and Dual Asset Fund V, as amended(1).

10.94 --    Lease Agreement, dated as of July , 1994, between
            Bettilyon Mortgage Loan Company and United Stationers Supply
            Co.(1).

10.95 -- Agreement of Lease, dated as of January 5, 1994, between the Estate of James Campbell, deceased, and United
            Stationers Supply Co.(1).

10.96 -- Lease Agreement dated January 5, 1996 between Robinson Properties, L.P. and USSC.*

10.97 -- Real Estate Agreement dated January 9, 1996 between USSC as seller and Seid Street, Ltd. as purchaser(3).


                                      (vii)

                                                                      Sequential
Exhibit                                                                  Page
  No.                    Description of Exhibit                         Number
  ---                    ----------------------                         ------

10.98 -- Real Estate Agreement dated October 19, 1995 between USSC as seller and Boise Cascade Office Products Corporation as purchaser(3).

10.99 -- Agreement for Data Processing Services, dated January 31, 1992, between USSC (as successor-in-interest to ASI) and Affiliated Computer Services, Inc.(1).

10.100 --    Amended and Restated First Amendment to Agreement for
             Data Processing Services, dated as of August 29, 1995, between USSC and Affiliated Computer Services, Inc.(1).

10.101 --    Form of Director's Agreement to Cash Out and Cancel
             Stock Options dated February 13, 1995 (Exhibit 10.53 to the
             Company's Report on Form 10-K dated June 27, 1995)(3).

10.102 --    Form of Employee's Agreement to Cash Out and Cancel
             Stock Options dated February 13, 1995 (Exhibit 10.54 to the
             Company's Report on Form 10-K dated June 27, 1995)(4).

10.103 --    US Employee Benefits Trust Agreement dated March 21,
             1995 between the Company and American National Bank and
             Trust Company of Chicago as Trustee(2).

10.104 --    USI Bonus Benefits Trust Agreement dated March 21, 1995
             between the Company and American National Bank and Trust
             Company of Chicago as Trustee(2).

10.105 --    Certificate of Insurance covering directors' and
             officers' liability insurance effective November 1, 1994 through November 1, 1995 (Exhibit 10.57 to the Company's
             Report on Form 10-K dated June 27, 1995)(4).

10.106 --    Certificate of Insurance covering directors' and
             officers' liability insurance effective March 30, 1995
             through March 30, 1996 (Exhibit 10.81 to Company's Form S-3
             (No. 33-62739, as amended)(4).

10.107 --    Amendment to Medical Plan Document for the Company(2).

10.108 --    The Company Severance Plan, adopted February 10,
             1995(2).

10.109 --    Securities Purchase Agreement, dated as of July 28,
             1995, among the Company, Boise Cascade, Wingate Partners,
             Wingate Partners II, L.P., Wingate Affiliates, L.P., Wingate
             Affiliates II, L.P., ASI Partners III, L.P., the Julie Good
             Mora Grantor Trust and the Laura Good Stathos Grantor
             Trust(1).


10.110 --    Amendment to Stock Option Agreements dated February 23,
             1996 between the Company and Thomas W. Sturgess(5).




                                     (viii)

                                                                      Sequential
Exhibit                                                                  Page
  No.                    Description of Exhibit                         Number
  ---                    ----------------------                         ------

10.111 --    Amendment No. 3 to United Stationers Inc. Management
             Equity Plan, dated as of September 27, 1995(5).


10.112 --    Amendment No. 2 to Stock Option Agreements dated March
             5, 1996 between the Company and Thomas W. Sturgess(5).


10.113 --    Amendment to Employment Agreement dated March 5, 1996
             between the Company, USSC and Thomas W. Sturgess(5).

21   --      Subsidiaries of the Company(3).

23.1 -- Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5 to the Registration Statement).

23.2 --      Consent of Ernst & Young LLP, independent auditors.*

23.3 -- Consent of Arthur Andersen LLP, independent certified public accountants.*

23.4 -- Consent of Arthur Andersen LLP, independent certified public accountants.*

24.1 -- Powers of Attorney of directors and executive officers of the Registrant (Included on Page II-12 of this Registration Statement).**


*       Filed herewith.
**      Previously filed.

(1) Incorporated by reference to the Company's Form S-1 (No. 33-59811), as amended, initially filed with the Commission on June 12, 1995.
(2) Incorporated by reference to the Company's Schedule 14D-9 dated February 21, 1995.
(3) Incorporated by reference to the Company's Form S-2 (No. 333-01089), as filed with the Commission on February 20, 1996.
(4) Incorporated by reference to other prior filings of the Company as indicated.

(5) Incorporated by reference to the Company's Annual Report on Form 10-K (File No. 0-10653) for the fiscal year ended December 31, 1995.




                                      (ix)